Exhibit 10.10

Execution Version

OPTION AGREEMENT

THIS AGREEMENT is made as of and effective the 28th day of February, 2018 (the “Effective Date”)

BETWEEN:

92 RESOURCES CORP., a company incorporated under the laws of British Columbia having an office at #1400 – 1111 West Georgia Street, Vancouver, B.C. V6C 4M2

(the “Optionor”)

OF THE FIRST PART

AND:

FAR RESOURCES LTD., a company incorporated under the laws of British Columbia and having an office at #201 – 2691 Viscount Way, Richmond, B.C. V6V 2R5

(the “Optionee”)

OF THE SECOND PART

WHEREAS:

A.	The Optionor is the legal and beneficial owner of an undivided 100% interest in and to a total of five (5) contiguous mineral exploration claims totaling approximately 1,659 hectares located in the Northwest Territories, Canada as more particularly described in Schedule “A” hereto (collectively the “Claims”);

B.	By binding letter agreement dated January 22, 2018 (the “LOI”) between the Optionor and the Optionee, the Optionor granted the Optionee the sole and exclusive right and option to acquire up to an undivided 90% interest in and to Claims and all rights and benefits appurtenant thereto owned or controlled by the Optionor including where applicable, but not limited to, surface rights, land use permits, leases, rights of way, water rights and Technical Data (as hereinafter defined), if any and to the extent such rights and benefits are transferable (collectively the “Assets”); and

C.	Pursuant to the terms and conditions of the LOI, the Optionor and the Optionee have agreed to enter into this Agreement in place and stead of the LOI to govern the rights and obligations of the parties with respect to the Claims and the Assets (collectively the “Hidden Lake Property”).

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the sum of $10.00 now paid by the Optionee to the Optionor (the receipt and sufficiency of which is hereby acknowledged), the Parties agree as follows:

1.	DEFINITIONS

1.1	For the purposes of this Agreement the following words and phrases shall have the following meanings, namely:

(a)	“Applicable Law” means any and all federal, provincial, territorial or municipal laws, statutes, regulations, by-laws, ordinances, rules, guidelines, policies, notices, orders and directions, or other requirements of any Governmental Authority having jurisdiction over the Parties or the Hidden Lake Property;

(b)	“Assets” has the meaning ascribed to such term in recital B of this Agreement;

(c)	“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which Canadian chartered banks are closed for business in Vancouver, British Columbia;

(d)	“Claims” has the meaning ascribed to such term in recital A of this Agreement including any replacement or successor claims, and all mining leases, licenses and other mining interests derived from any such claims;

(e)	“DGRM” means DG Resource Management Ltd.;

(f)	“DGRM Royalty” means the two percent (2%) net smelter returns royalty over the Claims in favour of DGRM, of which one-half of the DGRM Royalty or 1% net smelter returns can be purchased from DGRM for $2,000,000 cash on or before September 20, 2021;

(g)	“Encumbrances” means liens, security interests, royalties, charges, mortgages, pledges, encumbrances, adverse claims or challenges of any nature or kind whatsoever, whether written or oral, or direct or indirect, but does not include rights of way or similar rights granted to a Governmental Authority;

(h)	“Environment Laws” means all Applicable Laws currently in effect relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, the use, consumption, handling, transportation, storage or Release of Hazardous Substances;

(i)	“Environmental Order” means any prosecution, order, decision, notice, direction, report, recommendation or request to take action issued, rendered or made by any Governmental Authority in connection with Environmental Laws or environmental orders;

(j)	“CSE” means the Canadian Securities Exchange or such other stock exchange or exchanges on which the Optionee’s shares may become listed;

(k)	“Exploration Expenditures” includes all costs, expenses and charges, direct or indirect, of or incidental to every kind of work done on or in respect of the Hidden Lake Property during the Option Period by or under the direction of the Optionee including, but not limited to, work of assessment, geophysical, geochemical and geological surveys, studies and mapping, investigating, drilling, designing, examining, assaying, prospecting, equipping, improving, surveying, searching for, digging, trucking, sampling, trenching, working and procuring minerals, ores and metals, surveying, reclaiming and all other work usually considered to be prospecting, exploration, development, mining and/or reclamation work including those of a capital nature and all fees, taxes, rentals, payments and other governmental charges required to maintain the Hidden Lake Property in good standing, provided that Exploration Expenditures does not include management, administrative or overhead costs of the Optionee;

(l)	“Governmental Authority” means any government or governmental, administrative, regulatory or judicial body, department, commission, authority, tribunal, agency or entity;

(m)	“Hazardous Substance” means any substance, combination of substances or by-product of any substance which is or may become hazardous, toxic, injurious or dangerous to any person, property, air, land, water, flora, fauna or wildlife; and includes but is not limited to contaminants, pollutants, wastes and dangerous, toxic, deleterious or designated substances as defined in or pursuant to any Environmental Laws or Environmental Orders;

(n)	“Hidden Lake Property” has the meaning ascribed to such term in recital C of this Agreement;

(o)	“First Instalment” means the first instalment of the Option as defined in subsection 2.2(a);

(p)	“Fourth Instalment” means the fourth instalment of the Option as defined in subsection 2.2(d);

(q)	“Instalments” means collectively the First Instalment, Second Instalment, Third Instalment and Fourth Instalment;

(r)	“Instalment Shares” has the meaning ascribed to such term in section 5.1 hereof;

(s)	“Joint Venture” has the meaning ascribed to such term in section 4.1 hereof;

(t)	“Joint Venture Agreement” has the meaning ascribed to such term in section 4.1 hereof;

(u)	“Option” has the meaning ascribed to such term in section 2.1 hereof;

(v)	“Option Period” has the meaning ascribed to such term in section 6.1 hereof;

(w)	“Parties” means, collectively, the Optionor and the Optionee and any other Person who may become a party to this Agreement and “Party” shall mean any one of them;

(x)	“Person” includes an individual, partnership, limited partnership, limited liability partnership, corporation, limited liability company, unlimited liability company, joint stock company, trust, unincorporated association, joint venture or other entity or Governmental Authority, and pronouns have a similarly extended meaning;

(y)	“Release” includes abandon, add, deposit, discharge, disperse, dispose, dump, emit, empty, escape, leach, leak, migrate, pour, pump, release or spill;

(z)	“Second Instalment” means the second instalment of the Option as defined in subsection 2.2(b);

(aa)	“Shares” means common shares in the capital stock of the Optionee as presently constituted;

(bb)	“Technical Data” has the meaning ascribed to such term in section 9.1 hereof; and

(cc)	“Third Instalment” means the third instalment of the Option as defined in subsection 2.2(c).

1.2	In this Agreement, other words and phrases that are capitalized have the meanings ascribed in this Agreement.

1.3	In this Agreement, words importing gender will include all genders, words importing the singular number only will include the plural and vice versa, and any reference to any statute will be deemed to extend to and include any amendment or re-enactment of such statute.

1.4	The division of this Agreement into sections, subsections and other subdivisions and the insertion of headings are for convenience of reference only and will not affect or be utilised in the construction or interpretation of this Agreement.

1.5	All references in this Agreement to dollars, unless otherwise specifically indicated, are expressed in Canadian dollars.

1.6	Any section, subsection or other subdivision of this Agreement and any other provision of this Agreement which is, or becomes, illegal, invalid or unenforceable will be severed from this Agreement and be ineffective to the extent of such illegality, invalidity or unenforceability and will not affect or impair the spirit or intent of the remaining provisions hereof.

1.7	The following schedules are incorporated by reference into this Agreement:

Schedule “A” -             Description of Claims
Schedule “B” -             Material Joint Venture Terms

2.	GRANT OF OPTION

2.1	The Optionor hereby irrevocably grants to the Optionee the sole and exclusive right and option to acquire up to an undivided 90% interest in and to the Hidden Lake Property (the “Option”) free and clear of all Encumbrances whatsoever, save and except for the DGRM Royalty.

2.2	The Option shall be exercisable by the Optionee in Instalments as follows:

(a)	the Optionee shall be entitled to acquire an initial 60% undivided interest in and to the Hidden Lake Property (the “First Instalment”) by:

(i)	concurrent with the execution of this Agreement, paying $50,000 cash to or to the order of the Optionor (the receipt of which is hereby acknowledged by the Optionor);

(ii)	concurrent with the execution of this Agreement, issuing to the Optionor such number of Shares in the capital stock of the Optionee (the “First Instalment Shares”) having an aggregate fair market value equal to $500,000 at an issue price per First Instalment Share of $0.90 (the receipt of which is hereby acknowledged by the Optionor); and

(iii)	incurring $500,000 in Exploration Expenditures on or in respect of the Hidden Lake Property on or before the first anniversary of the Effective Date (the “First Anniversary Date”);

(b)	provided that the Optionee has exercised the First Instalment and acquired an initial 60% undivided interest in and to the Hidden Lake Property pursuant to subsection 2.2(a) above, the Optionee shall be entitled to acquire an additional 10% undivided interest (70% interest in total) in and to the Hidden Lake Property (the “Second Instalment”) by:

(i)	issuing to the Optionor within 10 Business Days following the First Anniversary Date such additional number of Shares in the capital stock of the Optionee (the “Second Instalment Shares”) having a then aggregate fair market value equal to $250,000 based on an issue price per Second Instalment Share equal to the lesser of (A) the average closing price of the Optionee’s Shares on the CSE for the 20 trading days immediately preceding the date of issuance of the Second Instalment Shares, and (B) $1.50 per Share; and

(ii)	incurring an additional $500,000 in Exploration Expenditures on or in respect of the Hidden Lake Property on or before the second anniversary of the Effective Date (the “Second Anniversary Date”);

(c)	provided that the Optionee has exercised the First Instalment and Second Instalment and acquired a 70% undivided interest in and to the Hidden Lake Property pursuant to subsections 2.2(a) and (b) above, the Optionee shall be entitled to acquire an additional 10% undivided interest (80% in total) in and to the Hidden Lake Property (the “Third Instalment”) by:

(i)	issuing to the Optionor within 10 Business Days following the Second Anniversary Date such additional number of Shares in the capital stock of the Optionee (the “Third Instalment Shares”) having a then aggregate fair market value equal to $300,000 based on an issue price per Third Instalment Share equal to the lesser of (A) the average closing price of the Optionee’s Shares on the CSE for the 20 trading days immediately preceding the date of issuance of the Third Instalment Shares and (B) $1.50 per Share; and

(ii)	incurring an additional $600,000 in Exploration Expenditures on or in respect of the Hidden Lake Property on or before the third anniversary of the Effective Date (the “Third Anniversary Date”); and

(d)	provided that the Optionee has exercised the First Instalment, Second Instalment and Third Instalment and acquired a 80% undivided interest in and to the Hidden Lake Property pursuant to subsections 2.2(a), (b) and (c) above, the Optionee shall be entitled to acquire an additional 10% undivided interest (90% in total) in and to the Hidden Lake Property (the “Fourth Instalment”) by:

(i)	issuing to the Optionor within 10 Business Days following the Third Anniversary Date such additional number of Shares in the capital stock of the Optionee (the “Fourth Instalment Shares”) having a then aggregate fair market value equal to $400,000 based on an issue price per Fourth Instalment Share equal to the lesser of (A) the average closing price of the Optionee’s Shares on the CSE for the 20 trading days immediately preceding the date of issuance of the Fourth Instalment Shares, and (B) $1.50 per Share; and

(ii)	incurring an additional $700,000 in Exploration Expenditures on or in respect of the Hidden Lake Property on or before the fourth anniversary of the Effective Date (the “Fourth Anniversary Date”).

2.3	In the event that the Optionee spends less than the specified Exploration Expenditures in any year of the Option, the Optionee may pay to the Optionor the difference between the amount it actually spent and the specified sum within 30 days following the expiry of such year in full satisfaction of the Exploration Expenditures to be incurred in such year. On the other hand, if the Optionee spends more than the required Exploration Expenditures in any year of the Option, the excess shall be carried forward and applied to the Exploration Expenditures to be incurred in the following years.

2.4	The Optionee may, in its sole discretion, accelerate the exercise of the Second Instalment, Third Instalment and/or Fourth Instalment of the Option by issuing the applicable Instalment Shares and incurring the requisite Exploration Expenditures set out in subsections 2.2(b), (c) and (d), respectively, prior to the respective due dates thereof.

2.5	This Agreement represents the granting of an option only, and except as herein specifically provided otherwise, nothing herein contained shall be construed as obligating the Optionee, to do any acts or make, issue or fund any payments, Shares or expenditures hereunder, and any act or acts, payment or payments or issuance or issuances as shall be made hereunder shall not be construed as an obligation of the Optionee to do or perform any further work or make any further payments or issuances. For greater certainty, the Optionee may terminate the Option at any time.

3.	EXERCISE OF OPTION

3.1	If the Optionee exercises the First Instalment of the Option by paying the sum of $50,000 cash and issuing a total of $500,000 in First Instalment Shares to the Optionor and incurring $500,000 in Exploration Expenditures on the Hidden Lake Property as set out in subsection 2.2(a), a 60% undivided right, title and interest in and to the Hidden Lake Property shall automatically vest in the Optionee free and clear of all Encumbrances, save and except for the DGRM Royalty, and the Optionor shall forthwith following the exercise of the First Instalment execute and deliver to the Optionee such transfers, instruments, assignments and other documents, in registrable form, as shall be effective to transfer and convey such interest in and to the Hidden Lake Property to the Optionee, which the Optionee shall be entitled to register with all applicable government or regulatory offices.

3.2	If the Optionee exercises the Second Instalment by issuing the additional $250,000 in Second Instalment Shares to the Optionor and incurring $500,000 in additional Exploration Expenditures on the Hidden Lake Property as set out in subsection 2.2(b), an additional 10% (70% in total) undivided right, title and interest in and to the Hidden Lake Property shall automatically vest in the Optionee free and clear of all Encumbrances, save and except for the DGRM Royalty, and the Optionor shall forthwith following the exercise of the Second Instalment execute and deliver to the Optionee such transfers, instruments, assignments and other documents, in registrable form, as shall be effective to transfer and convey such additional interest in and to the Hidden Lake Property to the Optionee, which the Optionee shall be entitled to register with all applicable government or regulatory offices.

3.3	If the Optionee exercises the Third Instalment by issuing the additional $300,000 in Third Instalment Shares to the Optionor and incurring $600,000 in additional Exploration Expenditures on the Hidden Lake Property as set out in subsection 2.2(c), an additional 10% (80% in total) undivided right, title and interest in and to the Hidden Lake Property shall automatically vest in the Optionee free and clear of all Encumbrances, save and except for the DGRM Royalty, and the Optionor shall forthwith following the exercise of the Third Instalment execute and deliver to the Optionee such transfers, instruments, assignments and other documents, in registrable form, as shall be effective to transfer and convey such additional interest in and to the Hidden Lake Property to the Optionee, which the Optionee shall be entitled to register with all applicable government or regulatory offices.

3.4	If the Optionee exercises the Fourth Instalment by issuing the additional $400,000 in Fourth Instalment Shares to the Optionor and incurring $700,000 in additional Exploration Expenditures on the Hidden Lake Property as set out in subsection 2.2(d), an additional 10% (90% in total) undivided right, title and interest in and to the Hidden Lake Property shall automatically vest in the Optionee free and clear of all Encumbrances, save and except for the DGRM Royalty, and the Optionor shall forthwith following the exercise of the Fourth Instalment execute and deliver to the Optionee such transfers, instruments, assignments and other documents, in registrable form, as shall be effective to transfer and convey such interest in and to the Hidden Lake Property to the Optionee, which the Optionee shall be entitled to register with all applicable government or regulatory offices.

4.	JOINT VENTURE

4.1	If:

(a)	the First Instalment is exercised pursuant to subsection 2.2(a) but not the Second Instalment;

(b)	the First Instalment and Second Instalment are exercised pursuant to subsections 2.2(a) and (b) but not the Third Instalment;

(c)	the First Instalment, Second Instalment and Third Instalment are exercised pursuant to subsections 2.2(a), (b) and (c) but not the Fourth Instalment; or

(d)	the First Instalment, Second Instalment, Third Instalment and Fourth Instalment are exercised pursuant to subsections 2.2(a), (b), (c) and (d),

a joint venture (the “Joint Venture”) for the further exploration, development and mining of the Hidden Lake Property will thereafter be immediately constituted and the Optionor and the Optionee shall forthwith negotiate in good faith and execute a customary form of joint venture agreement (the “Joint Venture Agreement”) governing the terms and conditions of the Joint Venture which shall include the material terms and conditions set out in Schedule “B” attached hereto.

5.	INSTALMENT SHARES

5.1	The Optionor acknowledges and agrees that the issuance of the First Instalment Shares, the Second Instalment Shares, the Third Instalment Shares and the Fourth Instalment Shares (collectively the “Instalment Shares”) contemplated in subsections 2.2(a)(ii), 2.2(b)(i), 2.2(c)(i) and 2.2(d)(i), respectively, will be issued pursuant to an exemption from the prospectus requirements of applicable securities legislation and subject to a statutory hold period of four months and a day from the date of issue and that the certificates representing the Instalment Shares will be legended to reflect such hold period.

5.2	If between the date of the LOI and the issuance of the First Instalment Shares, the Optionee issues or declares a record date for a cash or share dividend, or through a plan of arrangement or otherwise issues or declares a record date for issuance of shares in its capital or in the capital of another corporation to its shareholders (the “Dividend”), upon issuance of the First Instalment Shares, the Optionee shall also issue the Dividend to the Optionor as if the Optionor were a shareholder of the Optionee as at the record date set for the Dividend, holding the number of Optionee shares as equals the First Instalment Shares.

5.3	The Optionor further acknowledges and agrees that:

(a)	no securities commission or similar regulatory authority has reviewed or passed on the merits of the Instalment Shares;

(b)	there is no government or other insurance covering the Instalment Shares;

(c)	there are risks associated with the acquisition of the Instalment Shares;

(d)	there are restrictions on the Optionor’s ability to resell the Instalment Shares and it is the responsibility of the Optionor to ascertain what those restrictions are and to comply with such restrictions before selling the Instalment Shares;

(e)	the Optionee has advised the Optionor that it is relying on an exemption from the requirements of applicable securities legislation in Canada to provide the Optionor with a prospectus and as a consequence of acquiring the Instalment Shares pursuant to this exemption, certain protections, rights and remedies provided by such legislation, including statutory rights of rescission or damages in Canada, will not be available to the Optionor;

(f)	the decision to accept the Instalment Shares hereunder has not been based upon any oral or written representation as to fact or otherwise (except as expressly set out herein) made by or on behalf of the Optionee;

(g)	the Optionor is solely responsible for its own due diligence investigation of the Optionee and its business and for its own analysis of the merits and risks of its investment in the Instalment Shares, has had the opportunity to obtain independent legal, income tax and investment advice with respect to the Instalment Shares and is able to bear the economic risk of loss of its entire investment;

(h)	the Instalment Shares have not been registered under the United States Securities Act of 1933, as amended (the “1933 Act”) or the securities or “blue sky” laws of any state in the United States and may not be offered or sold in the United States or to a U.S. Person (as such term is defined in Rule 902(o) of Regulation S promulgated under the 1933 Act, and includes (i) any natural person resident in the United States and (ii) any partnership or corporation organized or incorporated under the laws of the United States, among other persons specified in such Rule) unless registered under the 1933 Act and the securities laws of all applicable states of the United States or an exemption from such registration requirements is available, and the Optionee has no obligation or present intention of filing a registration statement under the 1933 Act in respect of the Instalment Shares;

(i)	there may be material tax consequences to the Optionor resulting from the acquisition or disposition of the Instalment Shares and that the Optionee gives no opinion and makes no representation with respect to the tax consequences to the Optionor under Canadian federal, provincial, territorial, local or foreign tax law of the Optionor’s acquisition or disposition of the Instalment Shares;

(j)	the constating documents of the Optionee contain no pre-emptive rights for the shareholders of the Optionee pursuant to which the shareholders must be offered the right to acquire shares of the Optionee in any future offering of shares of any class before such shares can be offered to others; and

(k)	neither the Optionee nor any other Person has made any written or oral representations to the Optionor:

(i)	that any Person will resell or repurchase the Instalment Shares;

(ii)	that any Person will refund the consideration for the Instalment Shares;

(iii)	as to the future price or value of the Instalment Shares; or

(iv)	that the Instalment Shares will be listed and posted for trading on a stock exchange or that application has been made to list and post the Instalment Shares for trading on any stock exchange, save and except for the CSE.

6.	RIGHT OF ENTRY

6.1	Throughout the term of the Option (the “Option Period”), the Optionee and its directors, officers, employees, servants, agents and independent contractors, shall, subject to Applicable Law, have the unfettered right in respect of the Hidden Lake Property to:

(a)	enter thereon;

(b)	have quiet possession thereof;

(c)	do such prospecting, exploration, development and other mining work thereon and thereunder as the Optionee in its sole discretion may determine advisable;

(d)	bring upon and erect upon the Property such buildings, plant, machinery and equipment as the Optionee may deem advisable; and

(e)	remove therefrom and dispose of reasonable quantities of ores, minerals and metals for the purposes of obtaining assays or making other tests.

6.2	During the Option Period, the Optionee shall permit the Optionor and its agents and representatives at their own risk and expense, reasonable access to the Hidden Lake Property and to all information obtained, results produced, samples, core and data collected and records, maps, sections and reports prepared by or on behalf of the Optionee in connection with any work done on or with respect to the Hidden Lake Property, provided that reasonable notice is given and that such access shall not unduly interfere with or disrupt the activities of the Optionee.

6.3	Nothing contained in this Agreement shall be construed as creating a partnership of any kind or as imposing on any party any partnership duty, obligation or liability to any other party.

7.	OBLIGATIONS OF THE OPTIONEE DURING OPTION PERIOD

7.1	During the Option Period, the Optionee shall:

(a)	maintain the Claims comprising the Hidden Lake Property in good standing by the doing and filing of assessment work or the making of payments in lieu thereof, by the payment of taxes and rentals, and the performance of all other actions which may be necessary in that regard and in order to keep such mineral claims free and clear of all Encumbrances arising from the Optionee’s activities thereon except those at the time contested in good faith by the Optionee;

(b)	record, at its discretion, such assessment work against the Hidden Lake Property as may be required from time to time to maintain the Hidden Lake Property in good standing;

(c)	do all work on the Hidden Lake Property in a competent and workmanlike fashion and in accordance with Applicable Law;

(d)	indemnify and save the Optionor harmless from any and all costs, claims, liabilities and expenses arising out of the Optionee’s activities on the Hidden Lake Property, but the Optionee shall incur no obligation hereunder in respect of claims arising or damages suffered after termination of this Agreement if upon termination of this Agreement any workings on or improvements to the Hidden Lake Property made by the Optionee are left in a safe condition;

(e)	deliver to the Optionor, upon request and subject to section 16.1, copies of all reports, maps, assay results and other technical data compiled by or prepared at the direction of the Optionee with respect to the Hidden Lake Property; and

(f)	use its reasonable commercial efforts to maintain a listing for its common shares on a stock exchange or share trading system in Canada and/or the United States for a period of at least one year following the issuance of any Instalment Shares.

8.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE OPTIONOR

8.1	The Optionor hereby represents and warrants to the Optionee that:

(a)	Schedule “A” to this Agreement sets out a true, accurate and complete description of the Claims comprising the Hidden Lake Property and all such Claims are in full force and effect and in good standing as of the date hereof;

(b)	the Optionor is the legal and beneficial owner of the Hidden Lake Property free and clear of all Encumbrances of whatsoever nature or kind, save and except for the DGRM Royalty, and to the best of its information, knowledge and belief, after due inquiry, there is no adverse claim or challenge against or to the ownership of or title to any part of the Hidden Lake Property, and no party, other than the Optionor and DGRM has any right, title, claim or other interest in the Hidden Lake Property or any of the Claims comprised therein

(c)	to the best of its information, knowledge and belief, after due inquiry, the Claims comprising the Hidden Lake Property have been validly located, tagged, staked, filed and recorded in compliance with all applicable federal, territorial and local laws and regulations including, but not limited to, the laws of the Northwest Territories (collectively “Applicable Mining Laws”) as they relate to the location and recording of such mineral claims and are valid and subsisting mineral claims in good standing as of the date hereof;

(d)	the Optionor has paid all taxes, fees, levies, assessments, rentals and other monies and performed all acts and things required to be paid and done under Applicable Mining Laws to maintain the Claims comprising the Hidden Lake Property in good standing until the dates set out opposite the respective Claim names in Schedule “A”;

(e)	all activities and operations carried out on the Hidden Lake Property to date by the Optionor and, to the best of its information, knowledge and belief, after due inquiry, all activities and operations carried out on the Hidden Lake Property to date by others, have been and are in compliance in all material respects with all Applicable Mining Laws and directives of all Governmental Authorities having jurisdiction, and the Optionor has not received notice of non-compliance from any such authorities;

(f)	to the best of its information, knowledge and belief, after due inquiry, the Hidden Lake Property is free and clear of any known or documented Hazardous Substance, or other adverse environmental conditions which may give rise to any environmental liability under any Environmental Laws and there is no judicial or administrative proceeding pending and no Environmental Order has been issued or, to the best of the Optionor’s knowledge, information and belief, after due inquiry, threatened, concerning possible violation of any Environmental Laws or Environmental Orders in respect of the Hidden Lake Property and the Optionor has not received notice of non-compliance from any Governmental Authorities and is not aware of any circumstances that could give rise to a notice of non- compliance;

(g)	all environmental approvals required with respect to activities carried out by the Optionor on any part of the Hidden Lake Property, have been obtained, are valid and in full force and effect, have been complied with and there have been and are no proceedings commenced or threatened to revoke or amend any such environmental approvals;

(h)	save and except for the DGRM Royalty, the Optionor has not entered into any arrangement or agreement and has not made any commitment in respect of the Hidden Lake Property or any part thereof and the Optionor is not subject to, nor a party to, any agreement, contract, order, judgment or decree, or any other restriction of any kind or character, which materially adversely affects the Hidden Lake Property or which would prevent the consummation of the transactions contemplated by this Agreement;

(i)	there is no litigation, proceeding or investigation pending or threatened, against or involving the Optionor or affecting the Hidden Lake Property before or by any court or Governmental Authority, which, if adversely determined, would prohibit or frustrate the transactions and covenants contemplated in this Agreement;

(j)	the granting of the Option by the Optionor to the Optionee does not and will not constitute a sale, lease or exchange of all or substantially all of the undertaking of the Optionor;

(k)	the Optionor is duly incorporated, validly subsisting and in good standing under the laws of its jurisdiction of incorporation and has full corporate power, capacity and authority to enter into and perform its obligations under this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

(l)	the entering into this Agreement and the performance by the Optionor of its obligations hereunder have been duly authorized by all necessary corporate action and this Agreement constitutes a legal, valid and binding obligation of the Optionor enforceable against it in accordance with its terms and conditions;

(m)	neither the execution and delivery of this Agreement, nor the performance of the transactions contemplated hereunder, conflict with, result in the breach of or accelerate the performance required by any agreement to which the Optionor is a party or bound and the Optionor has full right, power and authority to sell, assign and transfer all of its rights, title and interest in and to the Hidden Lake Property to the Optionee as contemplated herein without the prior consent or approval of any third party;

(n)	no proceedings are pending for, and it is unaware of any basis for the institution of any proceedings leading to, the dissolution or winding up of the Optionor or the placing of the Optionor in bankruptcy or subject to any other laws governing the affairs of insolvent corporations;

(o)	the Optionor is not aware of any material facts or circumstances which have not been disclosed in this Agreement and which should be disclosed to the Optionee in order to prevent the representations and warranties set forth herein from being materially misleading; and

(p)	the Optionor is not a non-resident of Canada within the meaning of Section 116 of the Income Tax Act (Canada).

8.2	The representations and warranties contained in section 8.1 are provided for the exclusive benefit of the Optionee, and a breach of any one or more thereof may be waived by the Optionee in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty, and the representations and warranties contained in section 8.1 shall survive the execution of this Agreement and of any transfers, assignments, deeds or further documents respecting the Property for a period of two years.

8.3	The Optionor covenants and agrees that it will indemnify and save the Optionee harmless from any and all costs, claims, liabilities and expenses arising out of the Optionor’s activities on the Hidden Lake Property prior to the Effective Date.

9.	REPRESENTATIONS AND WARRANTIES OF THE OPTIONEE

9.1	The Optionee represents and warrants to the Optionor that:

(a)	it is duly incorporated, validly subsisting and in good standing under the laws of its jurisdiction of incorporation and has full corporate power, capacity and authority to enter into and perform its obligations under this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

(b)	the entering into this Agreement and the performance by the Optionee of its obligations hereunder have been duly authorized by all necessary corporate action and this Agreement constitutes a legal, valid and binding obligation of the Optionee enforceable against it in accordance with its terms and conditions;

(c)	neither the execution and delivery of this Agreement, nor the performance of the transactions contemplated hereunder, conflict with, result in the breach of or accelerate the performance required by any agreement to which the Optionee is a party or bound;

(d)	as of the date hereof, the authorized capital of the Optionee consists of an unlimited number of common shares without par value, of which 97,694,883 common shares are issued and outstanding as fully paid and non-assessable;

(e)	the Optionee will reserve or set aside sufficient shares in its treasury to issue the Instalment Shares, as applicable, to the Optionor and, upon issuance, such Shares will be duly and validly issued as fully paid and non-assessable;

(f)	no proceedings are pending for, and the Optionee is unaware of any basis for the institution of any proceedings leading to, the dissolution or winding up of the Optionee or the placing of the Optionee in bankruptcy or subject to any other laws governing the affairs of insolvent corporations;

(g)	it is a “reporting issuer” within the meaning of applicable securities legislation in the Canadian provinces of British Columbia, Alberta and Ontario (the securities regulators of those jurisdictions called the “Securities Authorities”) and does not appear on the list of reporting issuers in default maintained by the Securities Authorities as being in default of the filing requirements concerning annual or interim financial statements or other continuous disclosure documents prescribed by such legislation;

(h)	each report and document filed by Optionee with the Securities Authorities (collectively, and as such documents have since the time of their filing been amended, “Optionee’s Public Record”), as of their respective dates, complied in all material respects with the requirements of Applicable Laws. Optionee’s Public Record constitutes all of the documents and reports that Optionee was required to file with and the rules and regulations promulgated thereunder by Applicable Laws; and

(i)	its Shares are listed for trading on the CSE and no order ceasing, halting or suspending trading in securities of the Optionee nor prohibiting the sale of such securities has been issued to and is outstanding against the Optionee or its directors, officers or promoters and no investigations or proceedings for such purposes are pending or threatened.

9.2	The representations and warranties contained in section 9.1 are provided for the exclusive benefit of the Optionor and a breach of any one or more thereof may be waived by the Optionor in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty, and the representations and warranties contained in section 9.1 shall survive the execution hereof for a period of two years.

10.	ACCESS TO INFORMATION

10.1	Forthwith following the Effective Date, the Optionor shall provide the Optionee with full access to and/or copies of all reports, maps, samples, assay results, drill logs, drill core, data and other technical or scientific information and documents in its possession or under its control with respect to the Hidden Lake Property (collectively the “Technical Data”).

10.2	The Optionee shall treat the Technical Data as confidential and will not disclose same to any Person other than its directors, officers, employees, agents, professional advisors and, if applicable, regulatory authorities having jurisdiction, on a “need to know basis” and if the Optionee determines not to proceed with the Option or the Option is otherwise terminated pursuant to Section 11 below prior to the exercise of the First Instalment, the Optionee shall promptly destroy or return to the Optionor the Technical Data (including any copies and reproductions thereof). For greater certainty, the confidentiality obligations of the Optionee contained in this section 10.2 shall not apply to Technical Data that:

(a)	is in the public domain, other than by reason of a breach of this Agreement;

(b)	was lawfully known to the Optionee prior to its disclosure pursuant to this Agreement;

(c)	was subsequently acquired by the Optionee from a third party legally entitled to possess and disclose the Technical Data; and

(d)	is required to be disclosed in the ordinary course of events by law or by any competent authority having jurisdiction over the Optionee including, but not limited to, any stock exchange on which the Shares of the Optionee are listed for trading from time to time, in which case such disclosure is only permitted to the extent necessary to comply with legal and regulatory obligations.

10.3	The confidentiality obligations of the Optionee set out in section 10.2 shall survive termination of the Option for a period of two (2) years.

11.	TERMINATION OF OPTION

11.1	The Optionee may terminate the Option at any time upon giving notice of such termination to the Optionor.

11.2	If the Optionee fails to incur or make any expenditure or payment or issuance of Shares which must be incurred or made or issued in order to exercise the Option or any Instalment thereof, as the case may be, on the due date thereof, the Optionor may terminate the Option with respect to any Instalments which have not previously been exercised by the Optionee, but only if:

(a)	it shall have first given to the Optionee a written notice of default containing particulars of the expenditures, payment or issuance which the Optionee has not made or the obligation which the Optionee has not performed; and

(b)	the Optionee has not within 30 days following delivery of such notice of default cured such default.

11.3	Upon termination of the Option under this Section 11:

(a)	if the Optionee has previously exercised the First Instalment, the Second Instalment and/or the Third Instalment, as the case may be, the Optionor and the Optionee shall forthwith negotiate and enter into the Joint Venture Agreement in accordance with the provisions of section 4.1 hereof; or

(b)	if the Optionee has not previously exercised the First Instalment, the Optionee shall:

(i)	deliver to the Optionor, within 30 days of the effective date of termination, copies of all factual maps, reports, assay results and other factual data and documentation in its possession relating to its operations on the Hidden Lake Property;

(ii)	deliver to the Optionor transfers of the Claims or quit claims as requested by Optionor;

(iii)	vacate the Hidden Lake Property within a reasonable period of time after such termination, provided that the Optionee shall have the right, within a period of 180 days following such termination, to remove from the Hidden Lake Property all buildings, plant, equipment, machinery, tools, appliances and supplies which have been brought upon the Hidden Lake Property by or on behalf of the Optionee, and any such property not removed within such 180 day period shall thereafter become the property of the Optionor; and

(iv)	ensure that the Claims are valid and in good standing for a period of not less than 180 days after termination.

12.	INDEPENDENT ACTIVITIES

12.1	Except as expressly provided herein, each Party shall have the free and unrestricted right to independently engage in and receive the full benefit of any and all business endeavours of any sort whatsoever, whether or not competitive with the endeavours contemplated herein without consulting the other or inviting or allowing the other to participate therein. No party shall be under any fiduciary or other duty to the other which will prevent it from engaging in or enjoying the benefits of competing endeavours within the scope of the endeavours contemplated herein.

13.	TRANSFERS

13.1	Subject to the consent of the Optionor, which consent shall not be unreasonably withheld or delayed, the Optionee may at any time during the Option Period or thereafter, sell, transfer or otherwise dispose of all or any portion of its interest in and to the Hidden Lake Property and this Agreement provided that any purchaser, grantee or transferee of any such interest shall have first delivered to the Optionor its agreement relating to this Agreement and to the Hidden Lake Property containing:

(a)	a covenant to perform all the obligations of the Optionee to be performed under this Agreement in respect of the interest to be acquired by it from the Optionee to the same extent as if this Agreement had been originally executed by such purchaser, grantee or transferee; and

(b)	a provision subjecting any further sale, transfer or other disposition of such interest in the Hidden Lake Property and this Agreement or any portion thereof to the restrictions contained in this section 13.1.

13.2	For clarity, it shall not be unreasonable for Optionor to refuse consent where the Shares to be issued on any Instalment are not or are not expected to be in future, in Optionor’s sole discretion, acting reasonably, as valuable or as liquid as the Instalment Shares that would have been issued by the Optionee.

13.3	No assignment or transfer by the Optionee of any interest less than its entire interest in this Agreement and in the Hidden Lake Property shall, as between the Optionee and the Optionor, discharge it from any of its obligations hereunder, but upon the transfer by the Optionee of the entire interest at the time held by it in this Agreement, whether to one or more transferees and whether in one or in a number of successive transfers, the Optionee shall be deemed to be discharged from all obligations hereunder save and except for the fulfillment of contractual commitments accrued due prior to the date on which the Optionee shall have no further interest in this Agreement.

14.	SURRENDER OF PROPERTY INTERESTS PRIOR TO TERMINATION OF AGREEMENT

14.1	The Optionee may at any time during the Option Period elect to surrender or abandon any one or more of the Claims (the “Abandoned Claims”) comprised in the Hidden Lake Property by giving not less than 10 days notice to the Optionor of such intention (the “Abandonment Notice”), provided that such Abandoned Claims shall be in good standing with respect to the filing of claim maintenance fees for a period of at least three months from the date of the Abandonment Notice. If, at the time of giving of the Abandonment Notice to the Optionor, the Abandoned Claims are not in good standing with respect to the filing of claim maintenance fees for a period of at least three months from the date of the Abandonment Notice, the Optionee shall, concurrent with the giving of the Abandonment Notice, pay to the Optionors in cash an amount equal to three months’ claim maintenance fees for the Abandoned Claims, less the amount of such fees already paid in respect of the Abandoned Claims as of the date of the Abandonment Notice. Upon any such abandonment, the Abandoned Claims shall for all purposes of this Agreement cease to form part of the Hidden Lake Property. For greater certainty, nothing contained in this section 14.1 shall in any way limit or restrict the ability of the Optionee to terminate, in its sole discretion, the Option at any time upon giving notice of such termination to the Optionor in accordance with section 11.1 hereof.

15.	FORCE MAJEURE

15.1	If the Optionee is at any time during the Option Period or thereafter prevented or delayed in complying with any provisions of this Agreement by reason of strikes, lock-outs, labor shortages, power shortages, fuel shortages, fires, wars, acts of God, governmental regulations restricting normal operations, shipping delays or any other reason or reasons, other than lack of funds, beyond the control of the Optionee, the time limited for the performance by the Optionee of its obligations hereunder shall be extended by a period of time equal in length to the period of each such prevention or delay, but nothing herein shall discharge the Optionee from its obligations hereunder to maintain the Hidden Lake Property in good standing.

15.2	The Optionee shall give prompt notice to the Optionor of each event of force majeure and upon cessation of such event shall furnish to the Optionor notice to that effect together with particulars of the number of days by which the obligations of the Optionee hereunder have been extended by virtue of such event of force majeure and all preceding events of force majeure.

16.	CONFIDENTIAL INFORMATION

16.1	Except as otherwise provided in this section, both parties shall treat all data, results, reports, records and other information relating to this Agreement and the Hidden Lake Property as confidential. The text of any news release or other public statements, other than those required by law or regulatory bodies or stock exchanges, which a party desires to make shall be sent to the other party for its comments prior to publication and shall not include references to the other party unless such party has given its prior consent to such inclusion, such consent not to be unreasonably withheld or delayed. The text of any disclosure which a party is required to make by law, by regulatory bodies or stock exchanges shall be sent to the other party at least 24 hours prior to its release or filing in order that the other party may have the opportunity to comment thereon. For all public disclosure, whether required to be made or not, any reasonable changes requested by the non-disclosing party shall be incorporated into the disclosure document.

17.	ARBITRATION

17.1	All questions or matters in dispute under this Agreement shall be submitted to arbitration pursuant to the terms hereof.

17.2	It shall be a condition precedent to the right of any party to submit any matter to arbitration pursuant to the provisions hereof, that such party intending to refer any matter to arbitration shall have given not less than 10 days’ prior notice of its intention to do so to the other party, together with particulars of the matter in dispute. On the expiration of such 10 days, the party who gave such notice may proceed to refer the dispute to arbitration as provided in section 17.3.

17.3	The party desiring arbitration shall appoint one arbitrator, and shall notify the other party of such appointment, and the other party shall, within 15 days after receiving such notice, either consent to the appointment of such arbitrator which shall then carry out the arbitration or appoint an arbitrator, and the two arbitrators so named, before proceeding to act, shall, within 30 days of the appointment of the last appointed arbitrator, unanimously agree on the appointment of a third arbitrator to act with them and be chairman of the arbitration herein provided for. If the other party shall fail to appoint an arbitrator within 15 days after receiving notice of the appointment of the first arbitrator, the first arbitrator shall be the only arbitrator. If the two arbitrators appointed by the parties shall be unable to agree on the appointment of the chairman, the chairman shall be appointed under the provisions of the Arbitration Act (British Columbia). Except as specifically otherwise provided in this section, the arbitration herein provided for shall be conducted in accordance with such Act. The chairman, or in the case where only one arbitrator is appointed, the single arbitrator, shall fix a time and place in Vancouver, British Columbia, for the purpose of hearing the evidence and representations of the parties, and he or she shall preside over the arbitration and determine all questions of procedure not provided for under such Act or this section. After hearing any evidence and representations that the parties may submit, the single arbitrator, or the arbitrators, as the case may be, shall make an award and reduce the same to writing, and deliver one copy thereof to each of the Parties. The expense of the arbitration shall be paid as specified in the award.

17.4	The parties agree that the award of a majority of the arbitrators, or in the case of a single arbitrator, of such arbitrator, shall be final and binding upon each of them.

18.	NOTICES

18.1	Any notice, request, demand, direction or other communication given regarding the matters contemplated by this Agreement including an Abandonment Notice (each a “Notice”) must be in writing, sent by personal delivery, courier, registered mail or email and addressed to the parties at their respective addresses set out above and will be deemed to be given and received (i) if sent by personal delivery or courier, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, (ii) if sent by registered mail, on the third business day following the posting thereof, or (iii) if sent by email, on the Business Day following the date the recipient thereof acknowledges receipt of such email. A party may change its address for service from time to time by providing a Notice to the other party in accordance with the foregoing.

19.	GENERAL

19.1	This Agreement shall supersede and replace any other agreement or arrangement, whether oral or written, heretofore existing between the Parties in respect of the subject matter of this Agreement including, but not limited to, the LOI.

19.2	No consent or waiver expressed or implied by either Party in respect of any breach or default by the other in the performance by such other of its obligations hereunder shall be deemed or construed to be consent to or a waiver of any other breach or default.

19.3	The Parties shall promptly execute or cause to be executed all documents, deeds, conveyances and other instruments of further assurance and do such further and other acts which may be reasonably necessary or advisable to carry out fully the intent of this Agreement or to record wherever appropriate the respective interest from time to time of the Parties in the Hidden Lake Property.

19.4	Except as otherwise expressly provided for herein, neither Party shall assign its rights or obligations under this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

19.5	This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

19.6	This Agreement shall be construed in accordance with and governed by the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

19.7	This Agreement may be executed by the Parties in counterpart and delivered by facsimile signature or scanned email attachment, each of which so signed shall be deemed to be an original, and such counterparts together shall constitute one and the same agreement and notwithstanding the date of execution shall be deemed to bear the date as set forth above.

[execution page to follow]

IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the day and year first above written.

92 RESOURCES CORP.

Per:
Authorized Signatory

FAR RESOURCES LTD.

Per:
Authorized Signatory

SCHEDULE “A”

DESCRIPTION OF CLAIMS

OBJECT ID	CLAIM NUM	CLAIM STAT	DIST- RICT	ISSUE DT	ANNIV DT	AREA HA	OWNER	CLAIM NAME	LAND CLAIM AREA
28484	K19925	ACTIVE	2	Mon Feb 29 2016 17:00:00 GMT-0700 (Mountain Standard Time)	Wed Feb 28 2018 17:00:00 GMT-0700 (Mountain Standard Time)	410.14	92 Resources Corp. (100%)	HID 1	AKAITCHO
28485	K19926	ACTIVE	2	Mon Feb 29 2016 17:00:00 GMT-0700 (Mountain Standard Time)	Wed Feb 28 2018 17:00:00 GMT-0700 (Mountain Standard Time)	692.15	92 Resources Corp. (100%)	HID 2	AKAITCHO
28486	K19927	ACTIVE	2	Mon Feb 29 2016 17:00:00 GMT-0700 (Mountain Standard Time)	Wed Feb 28 2018 17:00:00 GMT-0700 (Mountain Standard Time)	500	92 Resources Corp. (100%)	HID 3	AKAITCHO
29453	K06903	ACTIVE	2	Wed Jun 29 2016 18:00:00 GMT-0600 (Mountain Daylight Time)	Fri Jun 29 2018 18:00:00 GMT-0600 (Mountain Daylight Time)	48	92 Resources Corp. (100%)	HID 4	AKAITCHO
29454	K06959	ACTIVE	2	Wed Jun 29 2016 18:00:00 GMT-0600 (Mountain Daylight Time)	Fri Jun 29 2018 18:00:00 GMT-0600 (Mountain Daylight Time)	9	92 Resources Corp. (100%)	HID 5	AKAITCHO

SCHEDULE “B”

MATERIAL JOINT VENTURE TERMS

1.	Unless otherwise defined herein, capitalized words and phrases in this Schedule “B” shall have the meanings ascribed to such words and phrases in the option agreement (the “Option Agreement”) to which this schedule is attached.

2.	Upon the formation of a Joint Venture pursuant to section 4.1 of the Option Agreement, the initial interests of the Optionee and the Optionor shall be as follows:

(a)	in the case of a Joint Venture formed upon exercise of the First Instalment pursuant subsection 2.2(a) of the Option Agreement:

(i)	Optionee - 60%;

(ii)	Optionor - 40%; or

(b)	in the case of a Joint Venture formed upon exercise of the Second Instalment, Third Instalment or Fourth Instalment pursuant to subsections 2.2(b), (c) or (d) of the Option Agreement, respectively:

(i)	Optionee - 70%, 80% or 90%, as the case may be;

(ii)	Optionor - 30%, 20% or 10%, as the case may be.

3.	Subject to paragraph 14 below, in the event the Optionee does not exercise the Option to acquire the Second Instalment or Third Instalment pursuant to subsections 2.2(b) or (c) of the Option Agreement, respectively, the Optionee shall be responsible for funding 100% of the first $1,000,000 in Joint Venture expenditures pursuant to one or more approved Exploration Programs (as defined below), such that the Optionor’s interest is a carried interest respecting such amount. Thereafter, each Party will contribute its proportionate share to the Joint Venture.

4.	For the purposes of the Joint Venture and dilution thereunder, upon formation of the Joint Venture and at any date that dilution is to be calculated, each Party will be deemed to have incurred Exploration Expenditures as follows:

(a)	Optionee - the amount actually expended by the Optionee in Exploration Expenditures (the “Optionee Actual EE”) at any date; and

(b)	Optionor - its Joint Venture interest (i.e. 40%. 30%, 20% or 10%) multiplied by the Optionee Actual EE as at the date the Optionee last exercised and closed on its Option pursuant to subsections 2.2(a), (b), (c) or (d) of the Option Agreement, plus any Exploration Expenditures actually expended by the Optionor since such date.

5.	Subject to paragraph 14 below, the Optionee will be the initial operator (the “JV Operator”) under the Joint Venture and will remain as JV Operator unless its interest is reduced below 50% or the Optionee resigns, in which event the Optionor shall become JV Operator.

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6.	The JV Operator must keep the Hidden Lake Property in good standing and free from Encumbrances (save for the DGRM Royalty), comply with Applicable Laws and maintain proper books and accounts and adequate insurance with respect to the Joint Venture.

7.	The JV Operator shall provide the Parties with quarterly progress reports and semi-annual lists of expenditures, and duplicates of all documents created, received or acquired on the Hidden Lake Property including maps, assays, analysis, invoices, statements, communications, applications, or otherwise in a timely manner but in any event not more than 60 days from the date of the JV Operator’s receipt thereof.

8.	The JV Operator shall be entitled to receive a management fee equal to 5% of the Exploration Expenditures of the Joint Venture in consideration for its efforts and services as JV Operator;

9.	Each Party to the Joint Venture shall be responsible for its proportionate share of the costs and expenses of the Joint Venture including, but not limited to, any lease, purchase and/or royalty payments (including the DGRM Royalty) and other monies due to arm’s length third parties including, but not limited to, DGRM.

10.	The Joint Venture shall constitute a management committee comprised of two representatives of each Party (the “Management Committee”), with the representatives of each Party being entitled to cast collectively that number of votes which is equal to the percentage interest of the Party that he or they represent.

11.	Subject to paragraph 14 below, on or before February 1 of each calendar year during the joint venture period, the JV Operator shall submit to the Management Committee for approval a complete exploration program (an “Exploration Program”) to be carried out during that calendar year. Any Party not intending to participate in an approved Exploration Program pursuant to its pro rata share for a particular calendar year shall advise the other Party in writing on or before March 1 of that year. A non-participating Party shall be deemed to have forfeited all of its rights to enter, work, explore and develop the Hidden Lake Property during any calendar year that it elects to be non-participating until such time as the participating Party has incurred all of the expenditures that were set out in the Exploration Program for that calendar year.

12.	If a Party elects not to participate in an Exploration Program for any calendar year during the joint venture period, or elects to participate in an Exploration Program but subsequently fails to pay in full for its proportionate share of the costs thereof, the interest of the non-participating or defaulting Party, as the case may be, shall be subject to dilution in accordance with the following calculation:

AB + Y

B + C

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(Where:

A = the interest of the Party being diluted prior to the start of the Relevant Program, as defined below;

B = the sum of all deemed and prior contributions of all Parties prior to the start of the Relevant Program;

Y = the actual contributions (if any) of the diluting Party to the Relevant Program; and

C = the total amount actually contributed by all Parties to the Relevant Program; and

“Relevant Program” means an Exploration Program to which the diluting Party elected not to contribute or failed to fully contribute and the Exploration Program is subsequently funded by the other Party increasing its contribution by the amount of the shortfall);

and the contributing Party’s interest will be correspondingly increased.

13.	No withdrawal by a Party or winding up of the Joint Venture will be permitted without adequate payment of or security for reclamation and closure costs.

14.	In the event paragraph 3 above applies, the Optionee shall be entitled to delay submitting an Exploration Program to the Management Committee for approval until the third calendar year following the calendar year in which the Joint Venture is formed (the “JV Formation Year”) as long as the Optionee is otherwise maintaining the Claims in good standing, provided that if the Optionee fails to submit an Exploration Program to the Management Committee on or before February 1 of the third calendar year following the JV Formation Year, the Optionor shall be entitled to take over as JV Operator upon notice in writing to the Optionee.